UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 28, 2016

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX 78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2016, Silicon Laboratories Inc. (“Silicon Laboratories”) appointed Nina Richardson as a member of its board of directors to serve as a Class I director to fill the vacancy left by the death of Laurence Walker. The term of the Class I directors runs until the 2017 annual meeting of stockholders. She was also appointed as a member of the board’s compensation committee and nominating and corporate governance committee.

Ms. Richardson is currently a Managing Director of Three Rivers Energy, an energy services company she co-founded in 2004. From February 2013 to February 2015, she also served as the Chief Operating Officer at GoPro. From 2006 to 2013, Ms. Richardson was a self-employed operations and management consultant for a diverse group of companies including Tesla Motors, Solaria and TouchTunes Interactive Networks. From 1999 to 2005, Ms. Richardson held a variety of executive positions at Flextronics, including Vice President of Worldwide Design for Imaging and Printing. Ms. Richardson’s early career included positions at Hughes Aircraft Ground Systems Group, CXI (acquired by Novell) and Metcal. Ms. Richardson also serves on the board of directors of Silicon Graphics International, a high performance computing company, Zayo Group Holdings, a global provider of communications infrastructure services, and We Care Solar, a nonprofit organization providing solar-powered systems for maternity care. Ms. Richardson is 57 years old and holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University.

On the date of our 2016 annual stockholder meeting, Ms. Richardson will receive the standard non-employee director grant of restricted stock units covering a number of shares of the Company’s common stock equal to $150,000 divided by the fair market value of the Company’s common stock as of the date of grant which shall vest on approximately the first anniversary of the date of grant. She will also receive the standard cash retainers of $33,000 per year for board service, $5,000 per year for compensation committee service and $2,500 per year for nominating and corporate governance committee service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

February 2, 2016	/s/ John C. Hollister
Date	John C. Hollister
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)